UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2008

China Solar & Clean Energy Solutions, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-12561	95-3819300
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

Building 3 No. 28, Feng Tai North Road, Beijing China, 100071
(Address of principal executive offices, including zip code)

+86-10-63850516
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 9, 2008 Beijing Deli Solar Technology Development Co., Ltd., our wholly-owned subsidiary (“Deli Solar (Beijing)”), entered into an Equity Purchase Agreement, and a Complementary Agreement, with Shenzhen PengSangPu Solar Industrial Products Corporation (“SZPSP”) and its shareholders to acquire 100% of the outstanding equity interests of SZPSP from its three current shareholders.

SZPSP was incorporated as a limited liability company under the law of the People’s Republic of China (“PRC”) on September 23, 1993.  Its registered capital was Renminbi Yuan (“RMB”) 2,650,000 (equivalent to $365,916) which was contributed by its three individual shareholders. On July 13, 2006, the registered capital increased to $1,767,443 (RMB 12,800,000).

SZPSP is principally engaged in the re-sale of energy-saving heating products such as heat pipes, heat exchangers, pressure water boilers, solar energy water heaters and radiators.  Currently, SZPSP is also operating a distribution facility in Shenzhen, PRC.

Cash Purchase Price: Under the Equity Purchase Agreement, Deli Solar (Beijing) agreed to purchase the 100% equity interest of SZPSP from its current three shareholders. Part of the consideration of the transaction is RMB 20 million ($2,761,629) payable in cash. This purchase price is based on a net asset value of SZPSP. Should the net asset value is less than RMB 20 million (based on the audit report of SZPSP), the cash payment will reduced to the amount of the net asset value as calculated in the audited report. The three shareholders have agreed to loan the proceeds back to the Deli Solar (Beijing) and will be used as working capital (the “Shareholders’ Loan”). Fifty (50%) of the principal of the Shareholders’ Loan shall be paid within one year upon the entry of the Complementary Agreement (the “Closing”) and the remaining balance be paid off within two years.

 Stock Purchase Price. In addition to the payment of the cash purchase price under the Complementary Agreement the parties agreed to an appraisal value of RMB 20 million of SZPSP’s trademarks and other intangible assets. The consideration for these intangible assets and the net assets that is excess of RMB 20 million shall be paid in shares of our common stock based on the average closing price of our common stock for the 30 days immediately preceding the execution of the Complementary Agreement (the” Share Price”), provided however that if on the first anniversary of the closing our common stock price is lower than the Share Price, we will pay the difference. Fifty percent (50%) of these shares shall be transferable and unrestricted within one (1) year after the Closing and the remaining Fifty percent (50%) transferable within two (2) years. The shares shall be transferred to SZPSP within 180 days of the closing.

SZPSP warranted in the Complementary Agreement that if (i) its sales revenue is less than RMB 99 million (approximately $13,670,068) with an after-tax net profit of less than RMB 9.43 million (approximately $1,302,108) for the year ended December 31, 2008; or (ii) if in the year ended December 31, 2009, it doesn’t reach the targeted sales revenue of RMB 143.9 million (approximately $19,868,336) or the after-tax net profit of RMB 12.13 million (approximately $1,674,789), SZPSP will pay the difference between the revenue and the targeted revenue of the year specified by reducing the amount payable on the shareholders’ loan. If the shareholders’ loan is not sufficient to pay the difference, the common shares held by SZPSP will be returned to us to the extent necessary for the remaining balance.

The current shareholders of SZPSP, being the management of SZPSP, will enter into employment contracts with us for a term of three years to remain in their current managing positions of SZPSP, subject to further amendments of such employment arrangement.

After the Closing, Deli Solar (Beijing) has the right to a majority of the board seats of SZPSP.

Item 2.01	Completion of Acquisition or Disposition of Assets

The text set forth in Item 1.01 regarding our acquisition of 100% equity interest in SZPSP is incorporated by reference into this Item 2.01.

Item 7.01	Regulation FD Disclosure

On January 15, 2008, the Company announced that it had signed a definitive agreement to acquire all of the equity interest of SZPSP. The text of the press release issued by the Company is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

The following are filed as exhibits to this report:

Exhibit No.	Description
Exhibit 1.1	Equity Purchase Agreement, between Beijing Deli Solar Technology Development Co. Ltd. and Shenzhen PengSangPu Solar Industrial Products Corporation, dated as of January 9, 2008.

Exhibit 1.2
Complementary Agreement to the Equity Purchase Agreement, between Beijing Deli Solar Technology Development Co. Ltd. and Shenzhen Peng Sang Pu Solar Industrial Products Corporation, dated as of January 9, 2008.

Exhibit 99.1	Press release dated January 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2008	China Solar & Clean Energy Solutions, Inc.

	By:	/s/ Deli Du
Deli Du
President and Chief Executive Officer